EXHIBIT 10.2
RESOLUTION ADOPTED BY
GEORGIA-CAROLINA BANCSHARES, INC.
July 26, 2010
The following resolution is hereby unanimously adopted pertaining to the definition of the fair value of the Company’s common stock for purposes of granting shares to eligible directors, officers and key employees under the 1997 Stock Option Plan. This resolution results in establishing a consistent definition of the fair value of the common stock as in the 2004 Incentive Plan as amended per Board approval on April 26, 2010.
Presently, for purposes of grants under the 1997 Stock Option Plan, fair market price of the common stock is defined as follows in Section 1(g) of the Plan:
“Market Price” shall mean the fair market value of the Company’s Common Stock as determined by the Board of Directors or Committee, acting in good faith, under any method consistent with the Code, or Treasury Regulations thereunder, which the Board of Directors or the Committee shall in its discretion select and apply at the time of the grant of the option concerned. Subject to the foregoing, the Board of Directors or Committee, in fixing the market price, shall have full authority and discretion and be Fully protected in doing so.
The new definition of the fair market value of the stock under the 1997 Option Plan is deemed to be as follows:
BE IT RESOLVED, “Fair Market Value” shall mean, as applicable, (i) the average closing price of the Corporation’s common stock quoted on the Over-the-Counter Bulletin Board (or other national quotation service) for the ten business days prior to the date of Board approval and grant. If the Corporation’s shares of common stock are not traded on the Over-the-Counter Bulletin Board or through any nationally recognized quotation service, the fair market value of the Corporation’s common stock shall be determined by the Board, acting in good faith, under any method consistent with the Code, or Treasury Regulations thereunder, as the Board shall in its discretion select and apply at the time of the grant of the award concerned. Subject to the foregoing, the Board, in fixing the Fair Market Value, shall have full authority and discretion and be fully protected in doing so.